Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm and to the use of our reports dated February 24, 2015, with respect to the consolidated financial statements of The Ryland Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of The Ryland Group, Inc. and subsidiaries, included in its Annual Report (Form 10-K) as of and for year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3) of CalAtlantic Group, Inc.,

(2) Registration Statement (Post-Effective Amendment No.2 on Form S-3 to the registration statement on Form S-4 No. 333-205452) of CalAtlantic Group, Inc., and

(3) Registration Statement (Form S-8 No. 333-205452) pertaining to the issuance of common stock of CalAtlantic Group, Inc.;

/s/ ERNST & YOUNG LLP

Los Angeles, California

October 2, 2015